DIRTT Welcomes Shally Pannikode to the Board of Directors

CALGARY, Alberta, March 4, 2024 (GLOBE NEWSWIRE) — DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”), a global leader in industrialized construction, is pleased to announce that Shally Pannikode is joining the DIRTT Board of Directors effective March 4, 2024.

Ms. Pannikode has served as a technology executive for several leading healthcare organizations in North America, including Anthem and Humana, and is a recognized leader in digital transformation, data analytics, and AI. She currently serves as Chief Technology Officer at Zelis.

“We are thrilled to welcome Shally to our Board of Directors,” said Ken Sanders, Board Chair. “Her executive leadership in digital innovation, her deep knowledge of healthcare markets, and her extensive experience leading distributed teams will both complement and expand the diversity of voices on our Board. We believe that Shally’s unique leadership perspectives and insights will enrich DIRTT’s differentiated value to our clients, partners, and talent globally.”

"I am delighted to join my esteemed colleagues on the DIRTT Board of Directors, where I look forward to leveraging my extensive technology expertise to propel DIRTT's vision for the future," said Shally Pannikode. "With the dedication and commitment to excellence evident within the DIRTT team, I am confident that together, we will successfully shape the path ahead for DIRTT."

Ms. Pannikode earned a Bachelor of Engineering (B.E.), Computer Science Engineering, from Bharathiar University in 1998, and an MBA in Management of Technology, from the Georgia Institute of Technology. She is the co-founder and chairwoman of AFRJ Freedom Council and has been recognized as one of the Top 25 Women Leaders in Healthcare by the Healthcare Technology Report.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking information” and “forward-looking statements” (collectively, “Forward-Looking Information”) as defined under applicable provisions of the United States Private Securities Litigation Reform Act of 1995, and Section 21E of the Exchange Act and within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, is Forward-Looking Information. When used in this news release, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify Forward-Looking Information, although not all Forward-Looking Information contains such identifying words. Forward-Looking Information, by its nature, is based on assumptions, and is subject to important risks and uncertainties. You should not rely on any Forward-Looking Information, which represents our beliefs, assumptions and estimates only as of the dates on which it was made, as predictions of future events. We undertake no obligation to update this Forward-Looking Information, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our Forward-Looking Information with these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a global leader in industrialized construction. Its integrated system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the commercial, healthcare, education, and public sector markets, DIRTT’s system offers total design freedom, and greater certainty in cost, schedule, and outcomes.

Headquartered in Calgary, Alberta, Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT” and is quoted on the OTC markets on the “OTC Pink Tier” under the symbol “DRTTF.”.

FOR FURTHER INFORMATION, PLEASE CONTACT ir@dirtt.com.